Exhibit 10.1

2012 Genworth Financial, Inc. Omnibus Incentive Plan

2018-2020 Performance Stock Unit Award Agreement

Dear [Participant Name]:

You have been selected to receive a Performance Stock Unit Award (“Award”) under the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), on the terms and conditions set forth below. This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant of Performance Stock Units. You are hereby granted performance stock units (“Units”), representing the right to earn, on a one-for-one basis, Shares of Genworth Financial, Inc. together with its affiliates (the “Company”) Class A common stock (“Shares”), all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee of the Genworth Financial, Inc. Board of Directors (the “Committee”). The Units represent the right to earn from 0% to 200% of the Target Award, based on (i) your continued future employment, and (ii) the Company’s level of achievement of the Performance Goals during the Performance Period, in accordance with the terms of this Award Agreement.

a.	Grant Date. The Grant Date of your Units is [ ], 2018.

b.	Target Award. The Target Award of Shares subject to this Award is [ ].

c.	Performance Goals. The Performance Goals are described on Exhibit A.

d.	Performance Period. The Performance Period is the three-year period beginning January 1, 2018 and ending December 31, 2020, with three discrete and independent Performance Measurement Periods running sequentially from January 1 through December 31 of each calendar year within the performance period.

2.	Agreement to Participate. You have been provided with this Award Agreement, and you have the opportunity to accept this Award Agreement, by accessing and following the procedures set forth on the stock plan administrator’s website. The Plan is available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan at any time by contacting Human Resources at the address or telephone number set forth below in Section 11(a). By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Units and/or Shares issued pursuant to the Plan and this Award Agreement.

If you do not wish to accept the Units and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement

3.

Earning and Vesting of Units. The Units shall not provide you with any rights or interests therein until the Units have been earned and vested. Not later than March 15 following the end of the Performance Period (the “Vesting Date”), the Committee shall determine and certify the level of achievement of the

Performance Goals, and determine the number of Units earned and vested (“Confirmed Units”). Any Units that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

4.	Conversion to Shares. The Confirmed Units shall automatically convert to Shares on the Vesting Date (the “Conversion Date”). These Shares will be registered on the books of the Company in your name as of the Conversion Date.

If for any reason the Committee is unable to certify the level of achievement of the Performance Goals by March 15 following the end of the Performance Period, then the Vesting Date shall be March 15 following the end of the Performance Period, but the determination of the number of Confirmed Units and the Conversion Date shall be delayed, in the discretion of the Committee, for such period as may be required for the Committee to certify the level of achievement of the Performance Goals, but in no event shall the Conversion Date extend beyond December 31, 2021.

5.	Treatment of Units Upon Termination of Employment. Subject to Section 6 below, the Units shall be immediately and automatically cancelled upon termination of your service with the Company prior to the Vesting Date, for any reason other than your death, Total Disability or Retirement on or after the first anniversary of the grant date. If your service with the Company terminates prior to the Vesting Date as a result of your death, Total Disability or Retirement on or after the first anniversary of the grant date, then the Award shall fully vest as of your termination date, and you (or your estate, in the event of your death) shall receive a pro rata payout on the regular Conversion Date, determined by multiplying the Confirmed Shares that otherwise would have paid out based on actual performance for the entire Performance Period, multiplied by a fraction, the numerator of which is the number of full months elapsed from January 1, 2018 until the date of your termination, and the denominator of which is 36.

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Retirement” shall mean your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company.

“Total Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

6.	Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), the Units shall be treated as set forth in this Section 6.

a.	Qualifying Change of Control and Awards are Not Assumed. Upon the occurrence of a Qualifying Change of Control (as defined below) on or after the first anniversary of the Grant Date in which the Successor Entity fails to Assume and Maintain this Award of Units, the Units shall immediately vest as of the effective date of such Qualifying Change of Control; shall be deemed earned based on actual pro rata performance as of the date of such Qualifying Change of Control, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; shall be distributed or paid to you within thirty (30) days following the date of the Qualifying Change of Control pro rata based on the portion of the performance period elapsed on the date of the Qualifying Change of Control in cash, Shares (based on the value of the Shares as of the effective date of the Change of Control), other securities, or any combination, as determined by the Committee; and shall thereafter terminate, provided that the circumstances giving rise to such Qualifying Change of Control meet the definition of a “change in control event” under Code Section 409A.

b.	Employment Termination without Cause or for Good Reason within 12 Months of a Qualifying Change of Control. If a Qualifying Change of Control occurs and the Successor Entity Assumes and Maintains this Award of Units, and if your service with the Successor Entity and its Affiliates is terminated on or after the first anniversary of the Grant Date by the Successor Entity or one of its Affiliates without Cause (other than such termination resulting from your death or Disability) or by you for Good Reason (as such terms are defined below) within twelve (12) months following the effective date of such Qualifying Change of Control, then the Units shall immediately vest as of the date of termination of your service with the Successor Entity and its Affiliates; shall be deemed earned based on actual pro rata performance as of the date of termination of your service with the Company, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; shall be distributed or paid to you within thirty (30) days following the date of termination of your service with the Successor Entity and its Affiliates pro rata based on the portion of the performance period elapsed as of the termination of your service with the Successor Entity and its Affiliates; and shall thereafter terminate.

c.	Employment Termination without Cause or for Good Reason within 12 Months of a Non-Qualifying Change of Control. If a Non-Qualifying Change of Control (as defined below) occurs and if your service with the Company is terminated on or after the first anniversary of the Grant Date by the Company or one of its Affiliates without Cause (other than such termination resulting from your death or Disability) or by you for Good Reason within twelve (12) months following the effective date of the Non-Qualifying Change of Control, then the Units shall immediately vest as of the date of termination of your service with the Company; shall be deemed earned based on actual pro rata performance as of the date of termination of your service with the Company, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; shall be distributed or paid to you within thirty (30) days following the date of termination of your service with the Company pro rata based on the portion of the performance period elapsed on the date of the Change of Control; and shall thereafter terminate.

d.	Defined Terms. For purposes of this Award Agreement:

(i)	“Business Unit Sale” shall mean the Company’s sale or disposition of all or any portion of a business unit.

(ii)	“Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Disability); (ii) your commission, conviction or pleading guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) your willful engagement in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iv) your material violation or breach of any Company or Affiliate policy, or any noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

(iii)	“Good Reason” shall mean any material reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

(iv)	“Non-Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that results from a Business Unit Sale, provided that following such Change of Control (i) the Company remains in existence as a publicly-traded company (separate and apart from any Successor Entity resulting from the Change of Control, and regardless of whether the Company continues to use the name “Genworth Financial, Inc.” or a different name), (ii) your employment with the Company is not terminated by the Company or one of its Affiliates without Cause in connection with the Change in Control, and (iii) the Units subject to this Award Agreement remain outstanding.

(v)	“Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that is not a Non-Qualifying Change of Control.

7.	Payment of Taxes. The Company or any of its Affiliates employing you has the authority and the right to deduct or withhold, or require you to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to any taxable event arising as a result of the vesting or payment of this Award. With respect to such withholding, the employer may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to the total minimum statutory tax required to be withheld (or such greater amount up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct in cash or Shares any such taxes from any payment of any kind otherwise due to you.

8.	Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon this Award, your right to receive any payment pursuant to the terms of this Award shall be immediately and automatically be forfeited, and this Award Agreement shall be null and void.

9.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you. The Committee’s interpretation of the Plan and this Award Agreement, and all decisions and determinations by the Committee with respect to the Plan and this Award Agreement, shall be final, binding, and conclusive on all parties.

10.	Limitation of Rights. The Units do not confer to you or your beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

11.	Plan; Prospectus and Related Documents; Electronic Delivery.

a.	A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b.	As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c.	The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

d.	By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

12.	Amendment, Modification, Suspension, and Termination. Subject to the terms of the Plan, this Award Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect your rights hereunder without your consent. Notwithstanding the foregoing, you hereby expressly agree to any amendment to the Plan and this Award Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

13.	Entire Agreement; Plan Controls. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

14.	Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

15.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

PLEASE REFER ANY QUESTIONS YOU MAY HAVE REGARDING YOUR PERFORMANCE STOCK UNIT AWARD TO THE EXECUTIVE VICE PRESIDENT OF HUMAN RESOURCES.

Exhibit A

2018-2020 Performance Stock Unit Award Defined Terms

Consolidated Genworth U.S. GAAP Adjusted Operating Income = income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business.

Consolidated Genworth U.S. GAAP Adjusted Operating Income will be measured excluding impacts from in-force reserve changes from future period assumption changes (e.g. mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, and litigation related to the proposed merger with China Oceanwide (legal fees and settlement costs), and any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction).

2018-2020 Performance Stock Unit Award Goals

($ in Millions)		Consolidated Genworth U.S. GAAP Adjusted Operating Income (1)
Performance Measurement Period	Weight (% of Target)	Threshold (50% Payout)			Target (100% Payout)			Maximum (200% Payout)
January 1, 2018 – December 31, 2018	34%	$	[	]	$	[	]	$	[	]
January 1, 2019 – December 31, 2019	33%	$	[	]	$	[	]	$	[	]
January 1, 2020 – December 31, 2020	33%	$	[	]	$	[	]	$	[	]

(1)	Excludes impacts from proposed merger with Asia Pacific Global Capital Co., Ltd. (“the Parent”), a subsidiary of China Oceanwide Holdings Group Co., Ltd (together with its affiliates, “China Oceanwide”), related to Purchase-GAAP. It is expected that all threshold, target and maximum performance goals for each Performance Measurement Period will be adjusted (up or down, as appropriate) at the time the Company closes its proposed merger with the Parent in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.

•	Performance under each Performance Measurement Period is independently weighted, with the results for each Performance Measurement Period are multiplied by the applicable weightings and then added together.

•	Payout for performance between points is interpolated on a straight-line basis.

•	No payout shall be earned for performance below threshold level for a given Performance Measurement Period.

•	In evaluating performance, the committee shall exclude the impact, if any, on reported financial results of any of the following events that occur during the performance period: a) acquisitions and divestitures, b) shareholder dividends or common stock repurchases and c) changes in accounting principles or other laws or provisions.

•	Notwithstanding the level of achievement of the above Performance Goals, the Committee may exercise negative discretion to pay out a lesser amount, or no amount at all, under the Performance Stock Unit Award, based on such considerations as the Committee deems appropriate.

Special Rules for Pending Merger with China Oceanwide

The Company is party to an Agreement and Plan of Merger agreement with China Oceanwide Holdings Group Co., Ltd. dated October 21, 2016 (the “Merger Agreement”). The corporate merger contemplated by the Merger Agreement (the “Merger”) is currently expected to be completed during 2018, although this is not guaranteed (if and when completed, the “Closing”). The following provisions are contingent upon the Closing of the Merger.

(1) Conversion to Cash Award. Pursuant to the terms of the Merger Agreement, upon the Closing, the Units will convert into units the value of which is based on the merger consideration to be received for the Stock in the Merger, which is a cash amount equal to $5.43 per share. Thus, after the Closing your Unit will represent the right to receive the number or Units earned (depending upon the achievement of the applicable performance goals) multiplied by $5.43, and subject to the other terms and conditions of this Agreement and the Plan.

(2) Adjustment of Award. Pursuant to Section 4.4 of the Plan, the Committee may in its sole discretion make such adjustments to the Award to reflect the Merger or otherwise prevent dilution or enlargement of rights or benefits thereunder, as it deems appropriate. The Committee expects that it will make adjustments to the Award to reflect the expected impact of the Merger, which may include, without limitation, adjustments to the performance goals set forth on this Exhibit A for each of the performance measurement periods hereunder, adjustments deemed necessary or appropriate to properly reflect the conversion to purchase GAAP accounting and any other changes in accounting rules or tax laws, and adjustments related to any reorganization or restructuring plans programs. Any such adjustment will be communicated to you in writing, shall be binding on all persons and shall not constitute an amendment of this Award.

(3) Qualifying Change of Control. For purposes of this Agreement and the Plan, the Committee has determined that the Closing of the Merger pursuant to its current terms would be a Change of Control that constitutes a “Qualifying Change of Control” pursuant to which a “Successor Entity” will “Assume and Maintain” this Award of Units. Thus, the provisions of Section 6(b) of this Agreement, which provides special rules for the vesting of the Units upon certain terminations of employment within 12 months following a Change of Control, will apply following the Closing.

ACCEPTANCE DATE: